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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15/A

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                    Commission File Number        1-13674
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                            Katz Media Group, Inc.
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            (Exact name of registrant as specified in its charter)

        125 West 55th Street, New York, New York 10019, (212) 424-6000
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $0.01 per share
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           (Title of each class of securities covered by this Form)


                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [ ]            Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12g-4(a)(2)(ii)    [ ]            Rule 12h-3(b)(3)       [x]
       Rule 12h-3(b)(1)(i)     [x]            Rule 15d-6             [ ]


Approximate number of holders of record as of the certification or notice date:

                                      1
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Katz
Media Group, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 28, 1997              By: /s/ Richard E. Vendig
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                                         Richard E. Vendig
                                         Senior Vice President
                                         Chief Financial & Administrative
                                         Officer, Treasurer